Exhibit 5.3

São Paulo, March 4th, 2009.

To:	Sensata Technologies Sensores e Controles do Brasil Ltda.

Sensata Technologies B.V.

Re:	Offer to Exchange EUR 141 million Aggregate Principal Amount of Senior Subordinated Notes

issued by Sensata Technologies B.V. (the “Company”).

Ladies and Gentlemen:

1. We have acted as Brazilian legal advisers to Sensata Technologies Sensores e Controles do Brasil Ltda. (the “Guarantor”) in connection with the guarantee by Guarantor of the Company’s EUR 141,000,000 aggregate principal amount of 11.25% Senior Subordinated Notes due January 15, 2014, Series B (the “Exchange Notes”); which shall be issued by the Company pursuant to the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (SEC) on February 26th, 2009 (“Offer to Exchange”).

1.1. On July 23, 2008, the Company issued EUR 141,000,000 in aggregate principal amount of 11.25% Senior Subordinated Notes due 2014 (the “Outstanding Notes”). The Company is offering to exchange the Exchange Notes in replacement for the Outstanding Notes, the Exchange Notes to be issued substantially in the same form and terms of the Outstanding Notes, and also being guaranteed by the Guarantor, among others, on the same terms the Guarantor guarantees the Outstanding Notes.

1.2. The Exchange Notes are to be issued subject to and with the benefit of the Indenture dated July 23, 2008 (the “Indenture”) and made among the Company, the Guarantor and other guarantors named therein and The Bank of New York Mellon as trustee (the “Trustee”). The payment of principal, premium and Liquidated Damages, if any, and interest on the Exchange Notes is fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Guarantor and each of the other guarantors pursuant to their guarantees (the “Guarantees”).

2. In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a) the Indenture;

(b) the Placement Agreement entered into July 23, 2008, by and among the Company and the placement agents named therein (the “Placement Agreement”);

(c) the Registration Rights Agreements entered into on July 23, 2008 by and among the Company, the Guarantor and each of the other guarantors named therein and the placement agents named therein (the “Registration Rights Agreements”);

(d) the Guarantees, together with the Indenture, the Placement Agreement and the Registration Rights Agreement, the “Transaction Documents”;

(e) the contrato social (articles of association) of the Guarantor, as consolidated by the amendment to the articles of association dated as of April 27, 2006, filed at the Commercial Registry of the State of São Paulo (JUCESP) under No. 100.318/06-0, on May 10, 2006; and

(f) a copy of the minutes of the quotaholders’ meeting of the Guarantor dated as of July 23, 2008, filed at JUCESP under No. 245.912/08-3, on August 4, 2008, which approved the execution of the Transaction Documents and the tendering of the Guarantees by Guarantor.

3. In giving this opinion, we have assumed, with your consent, (a) that all documents submitted to us as copies conform to their originals; (b) that all documents have been validly authorized, executed and delivered by all of the parties thereto, other than the Guarantor; (c) the authenticity of all documents submitted to us as originals; (d) the genuineness of all signatures on all documents submitted to us; (e) the legal capacity of all natural persons; (f) that each of the parties, other than the Guarantor, has the legal power to act in its respective capacity or capacities in which it is to act under the Transaction Documents; and (g) the validity, enforceability and performance of the obligations of the Transaction Documents and the transactions contemplated thereby under the laws to which they are expressed to be governed.

4. We express no opinion as to any laws other than the laws of Federative Republic of Brazil (“Brazil”) in effect on the date hereof, and we have assumed that there is no provision in any other law that affects our opinion.

5. Based upon and subject to the foregoing and the qualifications made in paragraph 6 below, we are of the opinion that:

(a)	Guarantor has duly authorized, executed and delivered the Indenture; and

(b) When all necessary formalities for the perfection of the exchange of the Exchange Notes in replacement for the Outstanding Notes have been attended in accordance with the Indenture, the guarantee granted by Guarantor over the obligations of the Company under the Exchange Notes pursuant to the provisions of the Indenture will be a binding obligation of Guarantor.

6. Our foregoing opinions are subject to the following comments and qualifications:

(a) enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors, and, under bankruptcy proceedings, claims for salaries and wages will have preference over any claims up until the amount of 150 minimum wages, followed by secured creditors (i.e. creditors holding in rem guarantees) who will have priority over any other claims (up until the amount of the asset constituting the collateral), followed by social security, taxes and other statutory privileges;

(b) in the event that any suit is brought against the Guarantor in Brazil, certain court costs and deposits to guarantee judgment would be due;

(c) to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents and, thus, of the Guarantees, (i) the Transaction Documents and such related documents in any foreign language should be translated into the Portuguese language by a sworn translator; and (ii) the Transaction Documents and their corresponding sworn translations into Portuguese should be registered with the appropriate Registry of Titles and Deeds having jurisdiction over the place where the head office of the Guarantor is located, which registration can be made at any time before judicial enforcement in Brazil. It is advisable that the signature of the parties to the Transaction Documents, if signed abroad, should be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature of such notary public should be authenticated by a consular official of Brazil having jurisdiction over the place of signing, for presentation to Brazilian courts or Brazilian governmental authorities;

(d) notwithstanding the Transaction Documents being expressed to be governed by the law of the State of New York, such law will only be recognized and enforced in Brazil if not against Brazilian national sovereignty, public policy or morality. In our opinion, none of the provisions of the Transaction Documents is or would be deemed to be against Brazilian national sovereignty, public policy or morality. Whenever a foreign law shall be applied pursuant to the Introductory Law to the Brazilian Civil Code, moreover, the provisions of such foreign law shall be observed, regardless of any reference that may be made by such foreign law to other laws;

(e) under Brazilian law, Brazilian courts shall have jurisdiction (in addition to any other valid choice of jurisdiction that may have been made by virtue of contract) whenever the defendant is domiciled in Brazil, the obligation has to be performed in Brazil or the fact under dispute has been originated in Brazil. Brazilian courts, however, shall have exclusive jurisdiction in actions relating to real property situated in Brazil; and

(f) a judgment duly obtained against the Guarantor in any of the foreign courts mentioned in the Transaction Documents in respect of any sum payable by it under the Transaction Documents will be recognized and enforced by the courts in Brazil without re-examination of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), provided that:

(i) such judgment is obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment;

(ii) such judgment is for the payment of a certain sum of money;

(iii) service of process in the relevant action was made personally on the Guarantor or a properly appointed agent for service of process;

(iv) such judgment does not contravene Brazilian public policy;

(v)	such judgment is final in the jurisdiction were rendered; and

(vi) the applicable procedure under the law of Brazil with respect to the enforcement of foreign judgment is complied with.

7. This letter is addressed to you solely for your benefit in connection with the Guarantees or the Transaction Documents. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent, except for the attachment of this letter as an exhibit to the Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (SEC). We confirm that Kirkland & Ellis LLP is hereby authorized to rely on this opinion for the exclusive purpose of the transaction in reference.

8. This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter.

Very truly yours,

PINHEIRO NETO ADVOGADOS

By                     [ILLEGIBLE]

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